EXHIBIT 3.7

CERTIFICATE OF CORRECTION FILED TO CORRECT A CERTAIN INACCURACY IN THE CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF SERIES B CONVERTIBLE PREFERRED STOCK OF EARTHLINK, INC.

EarthLink, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

    DOES HEREBY CERTIFY:

    1.  The name of the corporation is EarthLink, Inc. (the "Corporation").

    2.  That a Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock (the "Certificate") was filed by the Secretary of State of Delaware on February 4, 2000, as amended on February 28, 2000 and further amended by a Certificate of Amendment of Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock filed on February 9, 2001, and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

    3.  The inaccuracy of said Certificate to be corrected is as follows: Section 4(a): the words "been paid" in clause (ii) should be "accrued".

    4.  Section 4(a) of the Certificate is corrected by deleting the first sentence in its entirety and replacing it with the following:

  "(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation ("Liquidation Event"), the Holders of Series B Preferred Stock then outstanding shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock and other Junior Securities by reason of their ownership thereof, an amount for each share of Series B Preferred Stock equal to the sum of (i) the Purchase Consideration of such share of Series B Preferred Stock, (ii) the amount of all Liquidation Accretion Dividends that have accrued pursuant to Section 3(a)(i) with respect to such share of Series B Preferred Stock (including an amount equal to a prorated dividend pursuant to Section 3(a)(i) for the period from the Dividend Accrual Date immediately preceding the date of the Liquidation Event through the date of the Liquidation Event), and (iii) all accumulations of accrued but unpaid dividends payable in cash pursuant to Section 3(a)(ii) with respect to such share of Series B Preferred Stock (including an amount equal to a prorated dividend pursuant to Section 3(a)(ii) for the period from the Dividend Accrual Date immediately prior to the receipt of such sum to the date of receipt of such sum), with the sum of the amounts referred to in clauses (i), (ii) and (iii) referred to herein as the "Liquidation Value"."

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    IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by Charles G. Betty, its Chief Executive Officer, this 1st day of August, 2001.

By	/s/ CHARLES G. BETTY Charles G. Betty, Chief Executive Officer